UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2018

MEDEQUITIES REALTY TRUST, INC.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-37887	46-5477146
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 West End Avenue, Suite 1000 Nashville, TN		37203
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (615) 627-4710

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☒

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 27, 2018, Governor-Elect of Tennessee, Bill Lee, announced that he was appointing Mr. Stuart C. McWhorter, a member of the Board of Directors (the “Board”) of MedEquities Realty Trust, Inc. (the “Company”), to Governor-Elect Lee’s cabinet as Commissioner of the Department of Finance and Administration, such position to be effective on January 19, 2019.  As a result of such new position, on November 30, 2018, Mr. McWhorter informed the Board of his resignation as a member of the Board. Mr. McWhorter’s resignation was not the result of any disagreements with the Company. Mr. McWhorter was the chairperson of the Nominating and Corporate Governance Committee of the Board and a member of the Compensation Committee of the Board.

In connection with Mr. McWhorter’s resignation, the Board named Stephen L. Guillard as the new chairperson of the Nominating and Corporate Governance Committee of the Board.  The Nominating and Corporate Governance Committee and the Compensation Committee continue to have three members each, all such members meeting the necessary independence requirements of such committee under applicable law and rules of the New York Stock Exchange.  In addition, the Board reduced the size of the Board from nine directors to eight directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedEquities Realty Trust, Inc.

Date: December 3, 2018	By:	/s/ Jeffery C. Walraven
Jeffery C. Walraven
Executive Vice President and Chief Financial Officer